Press Release

Exhibit 99.1
Company Contact:

Patrick S. Barrett
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 27507
Email: pbarrett@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES QUARTERLY AND ANNUAL
EARNINGS AND FINANCIAL RESULTS

    RED BANK, NEW JERSEY, January 18, 2024 - OceanFirst Financial Corp. (NASDAQ:“OCFC”) (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), announced net income available to common stockholders of $26.7 million, or $0.46 per diluted share, for the quarter ended December 31, 2023, as compared to $52.3 million, or $0.89 per diluted share, for the corresponding prior year period, and $19.7 million, or $0.33 per diluted share, for the prior linked quarter. For the year ended December 31, 2023, the Company reported net income available to common stockholders of $100.0 million, or $1.70 per diluted share, as compared to $142.6 million, or $2.42 per diluted share, for the prior year. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information):

	For the Three Months Ended,			For the Year Ended,
Performance Ratios (Quarterly Ratios Annualized):	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Return on average assets	0.78%	0.57%	1.62%	0.74%	1.15%
Return on average stockholders’ equity	6.41	4.75	13.25	6.13	9.24
Return on average tangible stockholders’ equity (a)	9.33	6.93	19.85	8.97	13.96
Return on average tangible common equity (a)	9.81	7.29	20.97	9.44	14.76
Efficiency ratio	60.38	63.37	44.56	61.71	53.80
Net interest margin	2.82	2.91	3.64	3.02	3.37
(a) Return on average tangible stockholders’ equity and return on average tangible common equity (“ROTCE”) are non-GAAP (“generally accepted accounting principles”) financial measures and exclude the impact of intangible assets and goodwill from both assets and stockholders’ equity. ROTCE also excludes preferred stock from stockholders’ equity. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Core earnings1 for the quarter and year ended December 31, 2023 were $26.3 million and $104.7 million, respectively, or $0.45 and $1.78 per diluted share, a decrease from $39.5 million and $138.0 million, or $0.67 and $2.34 per diluted share, for the corresponding prior year periods, and an increase from $18.6 million, or $0.32 per diluted share, for the prior linked quarter.
Core earnings PTPP1 for the quarter and year ended December 31, 2023 were $37.9 million and $156.6 million, respectively, or $0.65 and $2.66 per diluted share, as compared to $56.5 million and $190.7 million, or $0.96 and $3.24 per diluted share, for the corresponding prior year periods, and $35.0 million, or $0.59 per diluted share, for the prior linked quarter. Selected performance metrics are as follows:

	For the Three Months Ended,			For the Year Ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
Core Ratios[1] (Quarterly Ratios Annualized):	2023	2023	2022	2023	2022
Return on average assets	0.77%	0.54%	1.22%	0.78%	1.11%
Return on average tangible stockholders’ equity	9.20	6.54	15.01	9.39	13.50
Return on average tangible common equity	9.67	6.88	15.86	9.89	14.28
Efficiency ratio	60.02	64.29	50.78	60.61	54.21
Core diluted earnings per share	$0.45	$0.32	$0.67	$1.78	$2.34
Core PTPP diluted earnings per share	0.65	0.59	0.96	2.66	3.24

1 Core earnings and core earnings before income taxes and provision for credit losses (“PTPP or Pre-Tax-Pre-Provision”), and ratios derived therefrom, are non-GAAP financial measures. For the periods presented, core earnings exclude merger related expenses, net branch consolidation expense (benefit), net (gain) loss on equity investments, net loss on sale of investments, Federal Deposit Insurance Corporation (“FDIC”) special assessment, and the income tax effect of these items, (collectively referred to as “non-core” operations). PTPP excludes the aforementioned pre-tax “non-core” items along with income tax expense (benefit) and provision for credit losses (benefit). Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Key developments for the recent quarter are described below:
•Deposits: Total deposits remained stable decreasing less than 1% for the quarter to $10.4 billion, and grew 8% for the year. Additionally, the loan-to-deposit ratio was 97.70% at December 31, 2023.
•Capital: The Company’s estimated common equity tier 1 capital ratio increased to 10.88%, as compared to 9.93% in the prior year. Book value and tangible book value per share were $27.96 and $18.35, respectively, increasing $1.15 and $1.27 from the prior year.2
•Expenses: Non-interest expense decreased by 7% to $60.2 million from the prior linked quarter and remained relatively flat compared to the prior year period. Non-interest expense included a $1.7 million FDIC special assessment charge in the current quarter.
Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “We are pleased to report on our current quarter results; rounding out the year positively and executing on our strategies to improve operating expenses, diversify and strengthen our deposit base, and bolster our capital position during a tumultuous year for the industry.” Mr. Maher added, “As we turn to 2024, the Company is well positioned to create shareholder value and will remain focused on high quality growth, expense discipline, and prudent balance sheet management.”
The Company’s Board of Directors declared its 108th consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.20 per share will be paid on February 16, 2024 to common stockholders of record on February 5, 2024. The Company’s Board of Directors also declared a quarterly cash dividend on preferred stock of $0.4375 per depositary share, representing 1/40th interest in the Series A Preferred Stock. This dividend will be paid on February 15, 2024 to preferred stockholders of record on January 31, 2024.
2 Tangible book value per common share and tangible common equity to tangible assets are non-GAAP financial measures and exclude the impact of intangible assets, goodwill, and preferred equity from both stockholders’ equity and total assets. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Results of Operations
The current quarter results were impacted by the following matters. Net interest income and margin were adversely impacted by a continued mix-shift to and repricing of higher cost deposits that outpaced the increase in yields on interest-earning assets. Deposit betas increased modestly to 38%, from 35% in the prior linked quarter.3 Operating expenses included a special assessment charge of $1.7 million related to the Federal Deposit Insurance Corporation’s final rule to recover the loss to the Deposit Insurance Fund in 2023. Additionally, operating expenses reflect the net realization of the Company’s performance improvement initiatives and strategic investments made over the past year.
Net Interest Income and Margin
Quarter ended December 31, 2023 vs. December 31, 2022
Net interest income decreased to $87.8 million, from $106.5 million, primarily reflecting the net impact of the higher interest rate environment.
Net interest margin decreased to 2.82%, from 3.64%. Excluding the impact of purchase accounting accretion and prepayment fees of 0.05% and 0.10% for the respective quarters, net interest margin decreased to 2.77%, from 3.54%. Net interest margin decreased primarily due to the increase in cost of funds outpacing the increase in yield on average interest earning assets.
Average interest-earning assets increased by $743.2 million, primarily driven by increases of $326.8 million in interest-earning deposits and short-term investments and $318.1 million in total loans. The yield on average interest earning assets increased to 5.16%, from 4.46%.
The cost of average interest-bearing liabilities increased to 2.91%, from 1.09%, primarily due to higher cost of deposits. The total cost of deposits (including non-interest bearing deposits) increased to 2.22%, from 0.53%.
Year ended December 31, 2023 vs. December 31, 2022
3 Deposit beta measures the change in the interest rates paid for interest-bearing deposit accounts versus the change in the federal funds target rate. Represents the deposit beta for total deposits (interest-bearing and non-interest bearing) for the current rate cycle (since December 31, 2021).

Net interest income decreased to $369.7 million, from $377.5 million, reflecting the net impact of the higher interest rate environment.
Net interest margin decreased to 3.02%, from 3.37%. Excluding the impact of purchase accounting accretion and prepayment fees of 0.05% and 0.11% for the respective years, net interest margin decreased to 2.97%, from 3.26%.
Average interest-earning assets increased by $1.06 billion, primarily driven by increases in total loans of $693.2 million and interest-earning deposits and short-term investments of $254.6 million. The yield on average interest earning assets increased to 4.96%, from 3.85%.
The cost of average interest-bearing liabilities increased to 2.45%, from 0.65%, primarily due to higher cost of deposits and Federal Home Loan Bank (“FHLB”) advances. The total cost of deposits (including non-interest bearing deposits) increased to 1.68%, from 0.31%.
Quarter ended December 31, 2023 vs. September 30, 2023
Net interest income decreased by $3.2 million, reflecting a decrease in net interest margin to 2.82%, from 2.91%, as the increase in cost of funds outpaced the increase in yield of average interest earning assets. Excluding the impact of purchase accounting accretion and prepayment fees of 0.05% and 0.06% for the respective quarters, net interest margin decreased to 2.77%, from 2.85%.
Average interest-earning assets decreased by $35.7 million, while the yield on average interest-earning assets increased to 5.16%, from 5.08%.
The total cost of average interest-bearing liabilities increased to 2.91%, from 2.71%, primarily due to higher cost of deposits. Total cost of deposits (including non-interest bearing deposits) increased to 2.22%, from 1.99%. Average interest-bearing liabilities increased $30.6 million, primarily due to an increase in total deposits, partially offset by a decrease in FHLB advances.
Provision for Credit Losses
Provision for credit losses for the quarter and year ended December 31, 2023, was $3.2 million and $17.7 million, respectively, as compared to $3.6 million and $7.8 million for the corresponding prior year periods, and $10.3 million in the prior linked quarter. The current quarter provision was impacted by the net effect of credit rating migrations, declines in prepayment assumptions, and use of an external downside macro-economic forecast scenario.
Net loan charge-offs were $35,000 and $8.4 million for the quarter and year ended December 31, 2023, respectively. Net loan recoveries were $5,000 and $340,000 for the quarter and year ended December 31, 2022, respectively. Net loan charge-offs were $8.3 million in the prior linked quarter, which primarily related to a partial charge-off of $8.4 million on a single credit relationship. Refer to “Asset Quality” section for further discussion.
Non-interest Income
Quarter ended December 31, 2023 vs. December 31, 2022
Other income decreased to $11.9 million, as compared to $27.6 million. Other income was favorably impacted by non-core operations of $2.2 million and $17.2 million, for the respective quarters, related to net gains on equity investments, which included a $17.5 million unrealized gain on the Company’s investment in Auxilior Capital Partners, Inc. in the prior year.
Excluding non-core operations, other income decreased $679,000. The primary driver was a decrease in commercial loan swap income of $490,000, which was adversely impacted by the current interest rate environment resulting in lower swap volume.
Year ended December 31, 2023 vs. December 31, 2022
Other income decreased to $33.6 million, as compared to $59.1 million. Other income was adversely impacted by non-core operations of $4.4 million for the current year, primarily related to $5.3 million of losses related to the sale of investments in the first quarter. Other income for the prior year was favorably impacted by non-core operations of $9.7 million, primarily related to net gains on equity investments.
Excluding non-core operations, other income decreased $11.4 million. The primary drivers were decreases in commercial loan swap income of $6.3 million on lower volume, fees and service charges of $1.5 million primarily due to lower title activity, and bank owned life insurance of $1.3 million related to non-recurring death benefits recognized in the prior year. Additionally, bankcard services revenue decreased $3.3 million due to the Durbin Amendment, which became effective for the Company on July 1, 2022.
Quarter ended December 31, 2023 vs. September 30, 2023
Other income in the prior linked quarter was $10.8 million, which included non-core operations of $1.5 million related to net gains on equity investments. Excluding non-core operations, other income increased by $375,000 primarily due to gain on sales of loans.
Non-interest Expense
Quarter ended December 31, 2023 vs. December 31, 2022
Operating expenses increased to $60.2 million, as compared to $59.7 million. Operating expenses were adversely impacted by non-core items of $1.7 million from the FDIC special assessment in the current year and $387,000 from merger related and branch consolidation expenses in the prior year.
Excluding non-core operations, operating expenses decreased $815,000. The primary drivers were decreases in compensation and benefits of $1.8 million due to lower incentive compensation and professional fees of $1.8 million tied to the Company’s performance improvement initiatives and strategic investments. This was partly offset by increases in data processing expense of $1.8 million, partly driven by one-time recoveries recorded in the prior year, and federal deposit insurance and regulatory assessments of $799,000, primarily due to new assessment rates that went into effect on January 1, 2023.

Year ended December 31, 2023 vs. December 31, 2022
Operating expenses increased to $248.9 million, as compared to $234.9 million. Operating expenses for the years were adversely impacted by $1.8 million and $3.4 million of non-core operations, respectively.
Excluding non-core operations, operating expenses increased by $15.7 million. This was due to increases in professional fees of $5.3 million and compensation and benefits of $3.9 million related to the Company’s performance improvement initiatives and strategic investments, and related severance and other program costs. Additionally, there were increases in federal deposit insurance and regulatory assessments of $2.1 million and data processing expense of $1.7 million, which were driven by the same factors as the three months ended. Marketing expense also increased $1.3 million due to the Company’s enhanced digital strategy efforts, and other operating expenses included higher expenses of $1.1 million primarily related to real estate charges on assets sold during the period from assets held for sale.
Quarter ended December 31, 2023 vs. September 30, 2023
Excluding non-core operations, operating expenses decreased by $6.0 million. This was primarily due to decreases in compensation and benefits expense of $3.4 million and professional fees of $2.4 million due to the Company’s improvement initiatives and strategic investments noted above.
Income Tax Expense
    The provision for income taxes was $8.6 million and $32.7 million for the quarter and year ended December 31, 2023, respectively, as compared to $17.4 million and $46.6 million, for the same prior year periods, and $6.5 million for the prior linked quarter. The effective tax rate was 23.6% and 23.9% for the quarter and year ended December 31, 2023, respectively, as compared to 24.6% and 24.0% for the same prior year periods, and 23.9% for the prior linked quarter.

Financial Condition
December 31, 2023 vs. December 31, 2022
Total assets increased by $434.4 million to $13.54 billion, from $13.10 billion, primarily due to purchases of available-for-sale debt securities and loan growth. Available-for-sale debt securities increased by $296.2 million to $753.9 million, from $457.6 million, primarily due to purchases of variable-rate mortgage-backed securities in the fourth quarter of 2023. Total loans increased by $276.5 million to $10.19 billion, from $9.92 billion, due to loan originations and growth.
Other assets decreased by $41.4 million to $179.7 million, from $221.1 million, primarily due to a decrease in market values associated with customer interest rate swap programs.
    Total liabilities increased by $357.9 million to $11.88 billion, from $11.52 billion. Deposits increased by $759.7 million to $10.43 billion, from $9.68 billion. Time deposits increased by $903.4 million to $2.45 billion, from $1.54 billion, or 23.4% and 15.9% of total deposits, respectively. Retail time deposits increased $1.13 billion, while brokered time deposits decreased $242.0 million. The loans-to-deposit ratio was 97.7%, as compared to 102.5%. FHLB advances decreased by $362.5 million to $848.6 million, from $1.21 billion due to mix shift in funding sources from FHLB advances to deposits.
Other liabilities decreased by $45.4 million to $300.7 million, from $346.2 million, primarily due to a decrease in the market values associated with customer interest rate swaps and related collateral received from counterparties.
    Total stockholders’ equity increased to $1.66 billion, as compared to $1.59 billion, primarily reflecting net income, net of dividends, for the year ended December 31, 2023. Additionally, accumulated other comprehensive loss decreased by $15.1 million primarily due to increases in fair market value of available-for-sale debt securities, net of tax.

The Company's estimated common equity tier 1 capital ratio increased to 10.88%, which included an estimated 30 bps improvement due to balance sheet optimization efforts completed in the fourth quarter.
For the year ended December 31, 2023, the Company did not repurchase shares under its stock repurchase program. There were 2,934,438 shares available for repurchase at December 31, 2023 under the existing repurchase program. Book value per common share increased to $27.96, as compared to $26.81. Tangible book value per common share2 increased to $18.35, as compared to $17.08.
Asset Quality
December 31, 2023 vs. December 31, 2022
The Company’s non-performing loans increased to $29.5 million from $23.3 million and represented 0.29% and 0.23% of total loans, respectively. The increase in non-performing loans was primarily driven by the remaining exposure of $8.8 million on a single credit relationship reported in the prior quarter.
The allowance for loan credit losses as a percentage of total non-performing loans was 227.21%, as compared to 244.25%. The level of 30 to 89 days delinquent loans increased to $19.2 million, from $14.1 million. The Company’s allowance for loan credit losses was 0.66% of total loans as compared to 0.57%. Refer to “Provision for Credit Losses” section for further discussion.
The Company’s asset quality, excluding purchased with credit deterioration (“PCD”) loans, were as follows. Non-performing loans increased to $26.4 million, from $19.3 million. The allowance for loan credit losses as a percentage of total non-performing loans was 254.64%, as compared to 294.10%. The level of 30 to 89 days delinquent loans, excluding non-performing loans, increased to $17.7 million, from $10.5 million. The allowance for loan credit losses plus the unamortized credit and PCD marks amounted to $74.7 million, or 0.73% of total loans, as compared to $68.2 million, or 0.69% of total loans.

Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations and in some instances excluding income taxes and provision for credit losses, and reporting equity and asset amounts excluding intangible assets, goodwill or preferred stock, which can vary from period to period, provides a better comparison of period-to-period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Annual Meeting
The Company also announced today that its Annual Meeting of Stockholders will be held on Tuesday, May 21, 2024 at 8:00 a.m. Eastern Time. The record date for stockholders to vote at the Annual Meeting is Monday, March 25, 2024. Additional information regarding virtual access to the meeting will be distributed prior to the meeting.
Conference Call
    As previously announced, the Company will host an earnings conference call on Friday, January 19, 2024 at 11:00 a.m. Eastern Time. The direct dial number for the call is 1-833-470-1428, toll free, using the access code 040735. For those unable to participate in the conference call, a replay will be available. To access the replay, dial 1-866-813-9403, access code 247218, from one hour after the end of the call until February 16, 2024. The conference call will also be available (listen-only) by internet webcast at www.oceanfirst.com - in the Investor Relations section.
* * *

    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $13.5 billion regional bank providing financial services throughout New Jersey and in the major metropolitan markets of Philadelphia, New York, Baltimore, and Boston. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, inflation, general economic conditions, potential recessionary conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, potential goodwill impairment, natural disasters, potential increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, changes in liquidity, including the size and composition of the Company’s deposit portfolio, including the percentage of uninsured deposits in the portfolio, competition, demand for financial services in the Company’s market area, changes in consumer spending, borrowing and saving habits, changes in accounting principles, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees, the effect of our rating under the Community Reinvestment Act, the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers and the Bank’s ability to successfully integrate acquired operations.These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	December 31, 2023	September 30, 2023	December 31, 2022
	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$153,718	$408,882	$167,946
Debt securities available-for-sale, at estimated fair value	753,892	453,208	457,648
Debt securities held-to-maturity, net of allowance for securities credit losses of $1,133 at December 31, 2023, $932 at September 30, 2023, and $1,128 at December 31, 2022 (estimated fair value of $1,068,438 at December 31, 2023, $1,047,342 at September 30, 2023, and $1,110,041 at December 31, 2022)	1,159,735	1,189,339	1,221,138
Equity investments	100,163	97,908	102,037
Restricted equity investments, at cost	93,766	82,484	109,278
Loans receivable, net of allowance for loan credit losses of $67,137 at December 31, 2023, $63,877 at September 30, 2023, and $56,824 at December 31, 2022	10,136,721	10,068,156	9,868,718
Loans held-for-sale	5,166	—	690
Interest and dividends receivable	51,874	50,030	44,704
Premises and equipment, net	121,372	122,646	126,705
Bank owned life insurance	266,498	265,071	261,603
Assets held for sale	28	3,004	2,719
Goodwill	506,146	506,146	506,146
Core deposit intangible	9,513	10,489	13,497
Other assets	179,661	240,820	221,067
Total assets	$13,538,253	$13,498,183	$13,103,896
Liabilities and Stockholders’ Equity
Deposits	$10,434,949	$10,533,929	$9,675,206
Federal Home Loan Bank advances	848,636	606,056	1,211,166
Securities sold under agreements to repurchase with customers	73,148	82,981	69,097
Other borrowings	196,456	196,183	195,403
Advances by borrowers for taxes and insurance	22,407	29,696	21,405
Other liabilities	300,712	411,734	346,155
Total liabilities	11,876,308	11,860,579	11,518,432
Stockholders’ equity:
OceanFirst Financial Corp. stockholders’ equity	1,661,163	1,636,891	1,584,662
Non-controlling interest	782	713	802
Total stockholders’ equity	1,661,945	1,637,604	1,585,464
Total liabilities and stockholders’ equity	$13,538,253	$13,498,183	$13,103,896

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
	|--------------------- (Unaudited) ---------------------|			(Unaudited)
Interest income:
Loans	$137,110	$133,931	$117,046	$521,865	$390,386
Debt securities	15,444	15,223	10,951	59,273	34,407
Equity investments and other	7,880	9,256	2,280	26,836	6,382
Total interest income	160,434	158,410	130,277	607,974	431,175
Interest expense:
Deposits	59,467	53,287	13,425	172,018	31,021
Borrowed funds	13,143	14,127	10,364	66,225	22,677
Total interest expense	72,610	67,414	23,789	238,243	53,698
Net interest income	87,824	90,996	106,488	369,731	377,477
Provision for credit losses	3,153	10,283	3,647	17,678	7,768
Net interest income after provision for credit losses	84,671	80,713	102,841	352,053	369,709
Other income:
Bankcard services revenue	1,531	1,507	1,437	5,912	9,219
Trust and asset management revenue	610	662	551	2,529	2,386
Fees and service charges	5,315	5,178	5,776	21,254	22,802
Net gain on sales of loans	309	66	10	428	358
Net gain (loss) on equity investments	2,176	1,452	17,187	(3,732)	9,685
Net gain from other real estate operations	—	—	—	—	48
Income from bank owned life insurance	1,427	1,390	1,697	5,280	6,578
Commercial loan swap income	29	11	519	741	7,065
Other	464	496	374	1,212	953
Total other income	11,861	10,762	27,551	33,624	59,094
Operating expenses:
Compensation and employee benefits	32,126	35,534	33,943	135,802	131,915
Occupancy	5,218	5,466	5,027	21,188	20,817
Equipment	1,172	1,172	1,131	4,650	4,987
Marketing	1,112	1,183	705	4,238	2,947
Federal deposit insurance and regulatory assessments	4,386	2,557	1,924	11,157	7,359
Data processing	6,430	6,086	4,629	24,835	23,095
Check card processing	991	1,154	1,243	4,640	4,971
Professional fees	2,858	5,258	4,697	18,297	12,993
Amortization of core deposit intangible	976	987	1,159	3,984	4,718
Branch consolidation expense, net	—	—	111	70	713
Merger related expenses	—	—	276	22	2,735
Other operating expense	4,920	5,087	4,883	20,029	17,631
Total operating expenses	60,189	64,484	59,728	248,912	234,881
Income before provision for income taxes	36,343	26,991	70,664	136,765	193,922
Provision for income taxes	8,591	6,459	17,353	32,700	46,565
Net income	27,752	20,532	53,311	104,065	147,357
Net income (loss) attributable to non-controlling interest	70	(135)	39	36	754
Net income attributable to OceanFirst Financial Corp.	27,682	20,667	53,272	104,029	146,603
Dividends on preferred shares	1,004	1,004	1,004	4,016	4,016
Net income available to common stockholders	$26,678	$19,663	$52,268	$100,013	$142,587
Basic earnings per share	$0.46	$0.33	$0.89	$1.70	$2.43
Diluted earnings per share	$0.46	$0.33	$0.89	$1.70	$2.42
Average basic shares outstanding	59,120	59,104	58,584	58,948	58,730
Average diluted shares outstanding	59,123	59,111	58,751	58,957	58,878

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Commercial:
Commercial real estate - investor		$5,353,974	$5,334,279	$5,319,686	$5,296,661	$5,171,952
Commercial real estate - owner-occupied		943,891	957,216	981,618	986,366	997,367
Commercial and industrial		666,532	652,119	620,284	622,201	622,372
Total commercial		6,964,397	6,943,614	6,921,588	6,905,228	6,791,691
Consumer:
Residential real estate		2,979,534	2,928,259	2,906,556	2,881,811	2,861,991
Home equity loans and lines and other consumer (“other consumer”)		250,664	251,698	255,486	252,773	264,372
Total consumer		3,230,198	3,179,957	3,162,042	3,134,584	3,126,363
Total loans		10,194,595	10,123,571	10,083,630	10,039,812	9,918,054
Deferred origination costs (fees), net		9,263	8,462	8,267	7,332	7,488
Allowance for loan credit losses		(67,137)	(63,877)	(61,791)	(60,195)	(56,824)
Loans receivable, net		$10,136,721	$10,068,156	$10,030,106	$9,986,949	$9,868,718
Mortgage loans serviced for others		$68,217	$52,796	$50,820	$50,421	$51,736
	At December 31, 2023 Average Yield
Loan pipeline (1):
Commercial	8.61%	$124,707	$50,756	$39,164	$236,550	$114,232
Residential real estate	7.14	49,499	66,682	58,022	61,258	36,958
Other consumer	8.50	8,819	13,795	18,621	20,589	14,890
Total	8.21%	$183,025	$131,233	$115,807	$318,397	$166,080

	For the Three Months Ended
	December 31,		September 30,	June 30,	March 31,	December 31,
	2023		2023	2023	2023	2022
	Average Yield
Loan originations:
Commercial	7.68%	$94,294	$90,263	$197,732	$200,504	$539,949
Residential real estate	7.05	113,227	92,299	100,542	65,580	101,530	(2)
Other consumer	8.19	16,971	17,019	22,487	15,927	42,624
Total	7.40%	$224,492	$199,581	$320,761	$282,011	$684,103
Loans sold		$20,138	$15,404	$18,664	$3,861	$2,340
(1)Loan pipeline includes loans approved but not funded.
(2)Excludes residential real estate loan pool purchases of $9.9 million for the three months ended December 31, 2022.

DEPOSITS	At
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Type of Account
Non-interest-bearing	$1,657,119	$1,827,381	$1,854,136	$1,984,197	$2,101,308
Interest-bearing checking	3,911,766	3,708,874	3,537,834	3,697,223	3,829,683
Money market	1,021,805	860,025	770,440	615,993	714,386
Savings	1,398,837	1,484,000	1,229,897	1,308,715	1,487,809
Time deposits (1)	2,445,422	2,653,649	2,766,030	2,386,967	1,542,020
Total deposits	$10,434,949	$10,533,929	$10,158,337	$9,993,095	$9,675,206
(1)Includes brokered time deposits of $631.5 million, $995.5 million, $1.42 billion, $1.24 billion, and $873.4 million at December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023, and December 31, 2022, respectively.

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY (1)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Non-performing loans:
Commercial real estate - investor	$20,820	$20,723	$13,000	$13,643	$10,483
Commercial real estate - owner-occupied	351	240	565	251	4,025
Commercial and industrial	304	1,120	199	162	331
Residential real estate	5,542	5,624	6,174	5,650	5,969
Other consumer	2,531	2,391	2,820	2,731	2,457
Total non-performing loans	$29,548	$30,098	$22,758	$22,437	$23,265
Delinquent loans 30 to 89 days	$19,202	$20,591	$3,136	$11,232	$14,148
Modifications to borrowers experiencing financial difficulty (2)
Non-performing (included in total non-performing loans above)	$6,420	$6,679	$6,882	$6,556	$6,361
Performing	15,361	7,645	7,516	7,619	7,530
Total modification to borrowers experiencing financial difficulty (2)	$21,781	$14,324	$14,398	$14,175	$13,891
Allowance for loan credit losses	$67,137	$63,877	$61,791	$60,195	$56,824
Allowance for loan credit losses as a percent of total loans receivable (3)	0.66%	0.63%	0.61%	0.60%	0.57%
Allowance for loan credit losses as a percent of total non-performing loans (3)	227.21	212.23	271.51	268.28	244.25
Non-performing loans as a percent of total loans receivable	0.29	0.30	0.23	0.22	0.23
Non-performing assets as a percent of total assets	0.22	0.22	0.17	0.17	0.18
Supplemental PCD and non-performing loans
PCD loans, net of allowance for loan credit losses	$16,122	$18,640	$18,872	$20,513	$27,129
Non-performing PCD loans	3,183	3,177	3,171	3,929	3,944
Delinquent PCD and non-performing loans 30 to 89 days	1,516	13,007	1,976	2,248	3,657
PCD modifications to borrowers experiencing financial difficulty (2)	771	750	755	758	765
Asset quality, excluding PCD loans (4)
Non-performing loans	26,365	26,921	19,587	18,508	19,321
Delinquent loans 30 to 89 days (excludes non-performing loans)	17,686	7,584	1,160	8,984	10,491
Modification to borrowers experiencing financial difficulty (2)	21,010	13,574	13,643	13,417	13,126
Allowance for loan credit losses as a percent of total non-performing loans (3)	254.64%	237.28%	315.47%	325.24%	294.10%
Non-performing loans as a percent of total loans receivable	0.26	0.27	0.19	0.18	0.19
Non-performing assets as a percent of total assets	0.19	0.20	0.14	0.14	0.15
(1)At December 31, 2023 and September 30, 2023, non-performing loans included the remaining exposure of $8.8 million on a commercial real estate relationship that was partially charged-off during the quarter ended September 30, 2023.
(2)For periods in 2023, balances include both modifications to borrowers experiencing financial difficulty, in accordance with ASU 2022-02 adopted on January 1, 2023, and previously existing troubled debt restructurings. For the 2022 period, the balances represent only troubled debt restructurings.
(3)Loans acquired from prior bank acquisitions were recorded at fair value. The net unamortized credit and PCD marks on these loans, not reflected in the allowance for loan credit losses, was $7.5 million, $8.8 million, $9.8 million, $10.5 million, and $11.4 million at December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023, and December 31, 2022, respectively.
(4)All balances and ratios exclude PCD loans.

NET LOAN (CHARGE-OFFS) RECOVERIES	For the Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Net loan (charge-offs) recoveries:
Loan charge-offs	$(98)	$(8,379)	$(206)	$(10)	$(138)
Recoveries on loans	63	108	83	57	143
Net loan (charge-offs) recoveries	$(35)	$(8,271)	$(123)	$47	$5
Net loan (charge-offs) recoveries to average total loans (annualized)	—%	0.33%	—%	NM*	NM*
Net loan (charge-offs) recoveries detail:
Commercial	$9	$(8,332)	$(117)	$—	$(46)
Residential real estate	9	17	9	8	9
Other consumer	(53)	44	(15)	39	42
Net loan (charge-offs) recoveries	$(35)	$(8,271)	$(123)	$47	$5
* Not meaningful as amounts are net loan recoveries.

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$396,843	$5,423	5.42%	$470,825	$6,440	5.43%	$70,023	$634	3.59%
Securities (2)	1,863,136	17,901	3.81	1,873,450	18,039	3.82	1,764,764	12,597	2.83
Loans receivable, net (3)
Commercial	6,937,191	105,260	6.02	6,923,743	103,069	5.91	6,715,896	88,991	5.26
Residential real estate	2,957,671	27,934	3.78	2,918,612	26,765	3.67	2,841,073	24,532	3.45
Other consumer	250,300	3,916	6.21	252,126	4,097	6.45	262,911	3,523	5.32
Allowance for loan credit losses, net of deferred loan costs and fees	(56,001)	—	—	(53,959)	—	—	(48,776)	—	—
Loans receivable, net	10,089,161	137,110	5.40	10,040,522	133,931	5.30	9,771,104	117,046	4.76
Total interest-earning assets	12,349,140	160,434	5.16	12,384,797	158,410	5.08	11,605,891	130,277	4.46
Non-interest-earning assets	1,243,967			1,252,416			1,228,520
Total assets	$13,593,107			$13,637,213			$12,834,411
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,908,517	19,728	2.00%	$3,692,500	14,938	1.61%	$3,989,403	4,911	0.49%
Money market	941,859	7,520	3.17	832,729	5,698	2.71	738,637	917	0.49
Savings	1,446,935	5,193	1.42	1,391,811	3,311	0.94	1,539,175	285	0.07
Time deposits	2,596,706	27,026	4.13	2,867,921	29,340	4.06	1,486,410	7,312	1.95
Total	8,894,017	59,467	2.65	8,784,961	53,287	2.41	7,753,625	13,425	0.69
FHLB advances	615,172	7,470	4.82	701,343	8,707	4.93	632,207	6,475	4.06
Securities sold under agreements to repurchase	80,181	387	1.91	76,620	261	1.35	88,191	41	0.18
Other borrowings (4)	321,369	5,286	6.53	317,210	5,159	6.45	195,167	3,848	7.82
Total borrowings	1,016,722	13,143	5.13	1,095,173	14,127	5.12	915,565	10,364	4.49
Total interest-bearing liabilities	9,910,739	72,610	2.91	9,880,134	67,414	2.71	8,669,190	23,789	1.09
Non-interest-bearing deposits	1,739,499			1,841,198			2,221,884
Non-interest-bearing liabilities (4)	292,170			272,982			378,481
Total liabilities	11,942,408			11,994,314			11,269,555
Stockholders’ equity	1,650,699			1,642,899			1,564,856
Total liabilities and equity	$13,593,107			$13,637,213			$12,834,411
Net interest income		$87,824			$90,996			$106,488
Net interest rate spread (5)			2.25%			2.37%			3.37%
Net interest margin (6)			2.82%			2.91%			3.64%
Total cost of deposits (including non-interest-bearing deposits)			2.22%			1.99%			0.53%

(continued)

	For the Year Ended
	December 31, 2023			December 31, 2022
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$327,539	$17,084	5.22%	$72,913	$1,106	1.52%
Securities (2)	1,905,413	69,025	3.62	1,792,598	39,683	2.21
Loans receivable, net (3)
Commercial	6,903,731	400,459	5.80	6,386,755	287,044	4.49
Residential real estate	2,911,246	105,796	3.63	2,724,398	91,432	3.36
Other consumer	255,359	15,610	6.11	256,912	11,910	4.64
Allowance for loan credit losses, net of deferred loan costs and fees	(53,477)	—	—	(44,446)	—	—
Loans receivable, net	10,016,859	521,865	5.21	9,323,619	390,386	4.19
Total interest-earning assets	12,249,811	607,974	4.96	11,189,130	431,175	3.85
Non-interest-earning assets	1,237,218			1,200,725
Total assets	$13,487,029			$12,389,855
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,795,502	52,898	1.39%	$4,063,716	11,344	0.28%
Money market	794,387	18,656	2.35	764,837	2,234	0.29
Savings	1,364,333	9,227	0.68	1,597,648	758	0.05
Time deposits	2,440,829	91,237	3.74	1,167,499	16,685	1.43
Total	8,395,051	172,018	2.05	7,593,700	31,021	0.41
FHLB advances	944,219	46,000	4.87	389,750	10,365	2.66
Securities sold under agreements to repurchase	75,140	931	1.24	101,377	159	0.16
Other borrowings (4)	307,368	19,294	6.28	203,117	12,153	5.98
Total borrowings	1,326,727	66,225	4.99	694,244	22,677	3.27
Total interest-bearing liabilities	9,721,778	238,243	2.45	8,287,944	53,698	0.65
Non-interest-bearing deposits	1,869,735			2,319,657
Non-interest-bearing liabilities (4)	262,883			239,861
Total liabilities	11,854,396			10,847,462
Stockholders’ equity	1,632,633			1,542,393
Total liabilities and equity	$13,487,029			$12,389,855
Net interest income		$369,731			$377,477
Net interest rate spread (5)			2.51%			3.20%
Net interest margin (6)			3.02%			3.37%
Total cost of deposits (including non-interest-bearing deposits)			1.68%			0.31%
(1)    Average yields and costs are annualized.
(2)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(3)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held for sale and non-performing loans.
(4)    For the 2023 periods, the average balances of derivative cash collateral have been reclassified from non-interest bearing liabilities to other borrowings.
(5)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Selected Financial Condition Data:
Total assets	$13,538,253	$13,498,183	$13,538,903	$13,555,175	$13,103,896
Debt securities available-for-sale, at estimated fair value	753,892	453,208	452,016	452,195	457,648
Debt securities held-to-maturity, net of allowance for securities credit losses	1,159,735	1,189,339	1,222,507	1,245,424	1,221,138
Equity investments	100,163	97,908	96,452	101,007	102,037
Restricted equity investments, at cost	93,766	82,484	105,305	115,750	109,278
Loans receivable, net of allowance for loan credit losses	10,136,721	10,068,156	10,030,106	9,986,949	9,868,718
Deposits	10,434,949	10,533,929	10,158,337	9,993,095	9,675,206
Federal Home Loan Bank advances	848,636	606,056	1,091,666	1,346,566	1,211,166
Securities sold under agreements to repurchase and other borrowings	269,604	279,164	270,377	266,601	264,500
Total stockholders’ equity	1,661,945	1,637,604	1,626,283	1,610,371	1,585,464

	For the Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Selected Operating Data:
Interest income	$160,434	$158,410	$150,096	$139,034	$130,277
Interest expense	72,610	67,414	57,987	40,232	23,789
Net interest income	87,824	90,996	92,109	98,802	106,488
Provision for credit losses	3,153	10,283	1,229	3,013	3,647
Net interest income after provision for credit losses	84,671	80,713	90,880	95,789	102,841
Other income (excluding activity related to debt and equity investments)	9,685	9,310	9,487	9,571	10,364
Net gain (loss) on equity investments	2,176	1,452	(559)	(2,193)	17,187
Net loss on sale of investments	—	—	—	(5,305)	—
Operating expenses (excluding FDIC special assessment, merger related and branch consolidation expense, net)	58,526	64,484	62,930	61,217	59,341
FDIC special assessment	1,663	—	—	—	—
Branch consolidation expense, net	—	—	—	70	111
Merger related expenses	—	—	—	22	276
Income before provision for income taxes	36,343	26,991	36,878	36,553	70,664
Provision for income taxes	8,591	6,459	8,996	8,654	17,353
Net income	27,752	20,532	27,882	27,899	53,311
Net income (loss) attributable to non-controlling interest	70	(135)	85	16	39
Net income attributable to OceanFirst Financial Corp.	$27,682	$20,667	$27,797	$27,883	$53,272
Net income available to common stockholders	$26,678	$19,663	$26,793	$26,879	$52,268
Diluted earnings per share	$0.46	$0.33	$0.45	$0.46	$0.89
Net accretion/amortization of purchase accounting adjustments included in net interest income	$1,604	$1,745	$1,152	$1,237	$2,278

(continued)

	At or For the Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Selected Financial Ratios and Other Data (1) (2):
Performance Ratios (Annualized):
Return on average assets (3)	0.78%	0.57%	0.80%	0.82%	1.62%
Return on average tangible assets (3) (4)	0.81	0.59	0.83	0.86	1.68
Return on average stockholders' equity (3)	6.41	4.75	6.61	6.77	13.25
Return on average tangible stockholders' equity (3) (4)	9.33	6.93	9.70	10.00	19.85
Return on average tangible common equity (3) (4)	9.81	7.29	10.21	10.53	20.97
Stockholders' equity to total assets	12.28	12.13	12.01	11.88	12.10
Tangible stockholders' equity to tangible assets (4)	8.80	8.64	8.51	8.37	8.47
Tangible common equity to tangible assets (4)	8.38	8.21	8.09	7.95	8.03
Net interest rate spread	2.25	2.37	2.52	2.94	3.37
Net interest margin	2.82	2.91	3.02	3.34	3.64
Operating expenses to average assets	1.76	1.88	1.87	1.88	1.85
Efficiency ratio (5)	60.38	63.37	62.28	60.78	44.56
Loans-to-deposits	97.70	96.10	99.30	100.50	102.50

	At or For the Year Ended December 31,
	2023	2022
Performance Ratios:
Return on average assets (3)	0.74%	1.15%
Return on average tangible assets (3) (4)	0.77	1.20
Return on average stockholders' equity (3)	6.13	9.24
Return on average tangible stockholders' equity (3) (4)	8.97	13.96
Return on average tangible common equity (3) (4)	9.44	14.76
Net interest rate spread	2.51	3.20
Net interest margin	3.02	3.37
Operating expenses to average assets	1.85	1.90
Efficiency ratio (5)	61.71	53.80

(continued)

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
Trust and Asset Management:
Wealth assets under administration and management (“AUA/M”)	$335,769	$336,913	$339,890	$333,436	$324,066
Nest Egg AUA/M	401,420	385,317	397,927	400,227	403,538
Total AUA/M	737,189	722,230	737,817	733,663	727,604
Per Share Data:
Cash dividends per common share	$0.20	$0.20	$0.20	$0.20	$0.20
Book value per common share at end of period	27.96	27.56	27.37	27.07	26.81
Tangible book value per common share at end of period (4)	18.35	17.93	17.72	17.42	17.08
Common shares outstanding at end of period	59,447,684	59,421,498	59,420,859	59,486,086	59,144,128
Preferred shares outstanding at end of period	57,370	57,370	57,370	57,370	57,370
Number of full-service customer facilities:	39	38	38	38	38
Quarterly Average Balances
Total securities	$1,863,136	$1,873,450	$1,931,032	$1,955,399	$1,764,764
Loans receivable, net	10,089,161	10,040,522	10,010,785	9,924,905	9,771,104
Total interest-earning assets	12,349,140	12,384,797	12,250,055	12,010,044	11,605,891
Total goodwill and core deposit intangible	516,289	517,282	518,265	519,282	520,400
Total assets	13,593,107	13,637,213	13,467,721	13,244,593	12,834,411
Time deposits	2,596,706	2,867,921	2,458,872	1,826,662	1,486,410
Total deposits (including non-interest-bearing deposits)	10,633,516	10,626,159	9,993,010	9,793,256	9,975,509
Total borrowings	1,016,722	1,095,173	1,603,126	1,600,845	915,565
Total interest-bearing liabilities	9,910,739	9,880,134	9,722,910	9,365,594	8,669,190
Non-interest bearing deposits	1,739,499	1,841,198	1,873,226	2,028,507	2,221,884
Stockholders’ equity	1,650,699	1,642,899	1,626,693	1,609,677	1,564,856
Tangible stockholders’ equity (4)	1,134,410	1,125,617	1,108,428	1,090,395	1,044,456
Quarterly Yields and Costs
Total securities	3.81%	3.82%	3.47%	3.40%	2.83%
Loans receivable, net	5.40	5.30	5.17	4.96	4.76
Total interest-earning assets	5.16	5.08	4.91	4.68	4.46
Time deposits	4.13	4.06	3.57	2.88	1.95
Total cost of deposits (including non-interest-bearing deposits)	2.22	1.99	1.52	0.88	0.53
Total borrowed funds	5.13	5.12	5.02	4.79	4.49
Total interest-bearing liabilities	2.91	2.71	2.39	1.74	1.09
Net interest spread	2.25	2.37	2.52	2.94	3.37
Net interest margin	2.82	2.91	3.02	3.34	3.64
(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Non-GAAP Reconciliation.”
(3)    Ratios for each period are based on net income available to common stockholders.
(4) Tangible stockholders’ equity and tangible assets exclude intangible assets related to goodwill and core deposit intangible. Tangible common equity (also referred to as “tangible book value”) excludes goodwill, core deposit intangible and preferred equity. Refer to “Non-GAAP Reconciliation.”
(5)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Core Earnings:
Net income available to common stockholders (GAAP)	$26,678	$19,663	$26,793	$26,879	$52,268
(Less) add non-recurring and non-core items:
Net (gain) loss on equity investments (1)	(2,176)	(1,452)	559	2,193	(17,187)
Net loss on sale of investments (1)	—	—	—	5,305	—
FDIC special assessment	1,663	—	—	—	—
Merger related expenses	—	—	—	22	276
Branch consolidation expense, net	—	—	—	70	111
Income tax expense (benefit) on items	129	351	(162)	(1,797)	4,060
Core earnings (Non-GAAP)	$26,294	$18,562	$27,190	$32,672	$39,528
Income tax expense	$8,591	$6,459	$8,996	$8,654	$17,353
Provision for credit losses	3,153	10,283	1,229	3,013	3,647
Less: income tax expense (benefit) on non-core items	129	351	(162)	(1,797)	4,060
Core earnings PTPP (Non-GAAP)	$37,909	$34,953	$37,577	$46,136	$56,468
Core diluted earnings per share	$0.45	$0.32	$0.46	$0.55	$0.67
Core earnings PTPP diluted earnings per share	$0.65	$0.59	$0.64	$0.78	$0.96

Core Ratios (Annualized):
Return on average assets	0.77%	0.54%	0.81%	1.00%	1.22%
Return on average tangible stockholders’ equity	9.20	6.54	9.84	12.15	15.01
Return on average tangible common equity	9.67	6.88	10.36	12.80	15.86
Efficiency ratio	60.02	64.29	61.94	56.49	50.78
(1) The sale of specific positions in two financial institutions impacted both equity investments and debt securities for the three months ended March 31, 2023. On the Consolidated Statements of Income, the losses on sale of equity investments and debt securities are reported within net gain (loss) on equity investments ($4.6 million) and other ($697,000), respectively, for the three months ended March 31, 2023.

(continued)

	For the Years Ended December 31,
	2023	2022
Core Earnings:
Net income available to common stockholders (GAAP)	$100,013	$142,587
(Less) add non-recurring and non-core items:
Net gain on equity investments (1)	(876)	(9,685)
Net loss on sale of investments (1)	5,305	—
FDIC special assessment	1,663	—
Merger related expenses	22	2,735
Branch consolidation expense, net	70	713
Income tax (benefit) expense on items	(1,479)	1,611
Core earnings (Non-GAAP)	$104,718	$137,961
Income tax expense	$32,700	$46,565
Credit loss provision	17,678	7,768
Less: income tax (benefit) expense on non-core items	(1,479)	1,611
Core earnings PTPP (Non-GAAP)	$156,575	$190,683
Core diluted earnings per share	$1.78	$2.34
Core earnings PTPP diluted earnings per share	$2.66	$3.24

Core Ratios:
Return on average assets	0.78%	1.11%
Return on average tangible stockholders’ equity	9.39	13.50
Return on average tangible common equity	9.89	14.28
Efficiency ratio	60.61	54.21
(1) The sale of specific positions in two financial institutions impacted both equity investments and debt securities for the three months ended March 31, 2023. On the Consolidated Statements of Income, the losses on sale of equity investments and debt securities are reported within net gain (loss) on equity investments ($4.6 million) and other ($697,000), respectively, for the three months ended March 31, 2023.

(continued)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
Tangible Equity:
Total stockholders' equity	$1,661,945	$1,637,604	$1,626,283	$1,610,371	$1,585,464
Less:
Goodwill	506,146	506,146	506,146	506,146	506,146
Core deposit intangible	9,513	10,489	11,476	12,470	13,497
Tangible stockholders’ equity	1,146,286	1,120,969	1,108,661	1,091,755	1,065,821
Less:
Preferred stock	55,527	55,527	55,527	55,527	55,527
Tangible common equity	$1,090,759	$1,065,442	$1,053,134	$1,036,228	$1,010,294

Tangible Assets:
Total assets	$13,538,253	$13,498,183	$13,538,903	$13,555,175	$13,103,896
Less:
Goodwill	506,146	506,146	506,146	506,146	506,146
Core deposit intangible	9,513	10,489	11,476	12,470	13,497
Tangible assets	$13,022,594	$12,981,548	$13,021,281	$13,036,559	$12,584,253

Tangible stockholders' equity to tangible assets	8.80%	8.64%	8.51%	8.37%	8.47%
Tangible common equity to tangible assets	8.38%	8.21%	8.09%	7.95%	8.03%